Exhibit 99.1

GREENBROOK APPOINTS PETER WILLETT AS CHIEF FINANCIAL OFFICER

January 29, 2024 – Toronto, ON – Greenbrook TMS Inc. (NASDAQ: GBNH) (“Greenbrook” or the “Company”) today announced that the Company’s Board of Directors has appointed Mr. Peter Willett as the Company’s full-time Chief Financial Officer, effective immediately.

Mr. Willett was appointed Interim Chief Financial Officer of the Company in October 2023, prior to which he has been a key player on the Greenbrook finance team over the past six years, serving as its Senior Vice President of Finance. Peter brings over 11 years of finance experience, providing a broad base of experience and specialized knowledge about the financial and accounting matters that are unique to the mental health services industry.

Peter has been instrumental in developing and implementing the financial strategies that have been successful in improving reporting functions and cost controls for Greenbrook. Peter has a proven track record of identifying effective processes and procedures to improve quality, accuracy, and efficiency in accounting and financial operations.

About Greenbrook TMS Inc.

Operating through 130 Company-operated treatment centers, Greenbrook is a leading provider of Transcranial Magnetic Stimulation (“TMS”) therapy and Spravato® (esketamine nasal spray), FDA-cleared, non-invasive therapies for the treatment of Major Depressive Disorder (“MDD”) and other mental health disorders, in the United States. TMS therapy provides local electromagnetic stimulation to specific brain regions known to be directly associated with mood regulation. Spravato® is offered to treat adults with treatment-resistant depression and depressive symptoms in adults with MDD with suicidal thoughts or actions. Greenbrook has provided more than 1.3 million treatments to over 40,000 patients struggling with depression.

For further information please contact:

Glen Akselrod

Investor Relations

Greenbrook TMS Inc.

Contact Information:

investorrelations@greenbrooktms.com

1-855-797-4867